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Effective December 29, 2000, Dresdner RCM Global Funds, Inc. (the
"Registrant") became the surviving corporation of a merger with Dresdner RCM Capital Funds, Inc. (the "Capital Company").
On September 19, 2000, the Board of Directors of the Capital Company, on behalf of its series, the Dresdner RCM MidCap Fund, Dresdner RCM Small Cap Fund and Dresdner RCM International Growth Equity Fund, unanimously approved an Agreement and Plan of Reorganization (the "Agreement") between the Capital Company, on behalf of its respective series, and the Registrant.
The Agreement provided for the transfer of all of the assets and the assumption of all of the liabilities of each series of the Capital Company to a corresponding, newly created series of the Registrant in a tax-free exchange for shares of the relevant series of the Registrant. Following such exchange, each series of the Capital Company distributed to the corresponding, newly created series of the Registrant shares to its stockholders pro rata, in liquidation of the series of the Capital Company (the "Reorganization").
At a meeting held on December 18, 2000, stockholders of the Capital Company approved the Reorganization, which went into effect on December 29, 2000.
		Sub-Item 77M


77M.doc	Page 1	03/01/01


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